Exhibit 99.1

BIOTIME

**First Quarter 2016 Earnings Conference Call**

**May 17, 2016**

C O R P O R A T E   P A R T I C I P A N T S

Dan L. Lawrence, Director, Investor Relations & Corporate Communications

Adi Mohanty, Co-Chief Executive Officer

Michael D. West, Ph.D., Co-Chief Executive Officer

Russell Skibsted, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Keay Nakae, Chardan Capital Markets

Rohit Vanjani, Oppenheimer & Co.

Bruce Jackson, Lake Street Capital Markets

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen.  Welcome to the BioTime First Quarter 2016 Results Conference Call.  At this time, all participants are in a listen-only mode.  After Management's prepared remarks, there will be a question-and-answer session.  Instructions will follow at that time.  As a reminder, this conference call is being recorded.

I'll now introduce your host for today's conference call, Dan Lawrence, BioTime's Director of Investor Relations and Corporate Communications.  Dan, please go ahead.

Dan L. Lawrence:

Thank you, Operator, and good afternoon, everyone.  Thank you for joining us today for BioTime's investor conference call and webcast to review the Company's result and key accomplishments for the first quarter of 2016 and recent corporate developments.  There will be a taped replay of this call, which will be available approximately two hours after the call's conclusion and will remain available for seven days.  The Operator will provide the replay instructions at the end of today's call.

With us today are members of BioTime's Senior Management Team, including Co-Chief Executive Officers Adi Mohanty and Dr. Michael West; also Chief Financial Officer, Russell Skibsted.  Adi and Russell will make prepared remarks.  Then we will take some questions from Sell-Side Analysts and Portfolio Managers.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Before we get started, we'd like to remind you that during the course of the conference call, the Company will make projections and forward-looking statements regarding future events.  We encourage you to review the Company's past and future filings with the SEC, including without limitation the Company's Forms 10-K and 10-Q, which identify the specific factors that may cause actual results or events to differ materially from those described in these forward-looking statements.  These factors may include, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights.

With that, I'd like to turn the call over to Adi Mohanty, Co-Chief Executive Officer of BioTime.

Adi Mohanty:

Thanks, Dan, and good afternoon, everyone.  Thank you for joining us this afternoon.  We are off to a strong start in 2016.  Since our last call six short weeks ago, we have continued to make progress on our core clinical therapeutic programs.  These key programs leverage our proprietary pluripotent stem cells and our proprietary cell delivery platforms with important product candidates targeting large market opportunities in medical aesthetics and ophthalmology.

On the call today, we will provide a brief update on our two core development programs, Renevia for medical aesthetics and OpRegen in dry age-related macular degeneration or dry AMD.  We will also briefly touch upon recent developments in our important none-core programs.

We continue to focus on our three primary objectives designed to drive increased shareholder returns: clinical progress, simplification, and unlocking value from our non-core subsidiaries.  In the area of clinical progress, BioTime and our subsidiary Asterias Biotherapeutics have a total of four therapeutic product candidates in human clinical trials.  Renevia is our most advanced product candidate.  It could be on the market in Europe and certain other geographies as early as the second half of next year.

Renevia is a product candidate where we combine the patient's own fat cells with our HyStem cell delivery platform, which is injected into the places on the patient's face where tissue is missing.  The entire process is a single outpatient procedure that can be easily performed in the doctor's office.  Our pivotal clinical trial assessing Renevia's efficacy in HIV-related facial lipoatrophy is ongoing and progressing as expected.  The efficacy measures of the trial include change in tissue thickness measured by 3D volumetric change and aesthetic scores that include patient reported outcomes.  We expect to complete patient enrollment by the second half of this year with top line efficacy data expected in early 2017.  If the data are positive, we will submit a CE Mark filing in the first half of 2017 with approval potentially in the second half of next year.

There are about 350,000 people in Europe with HIV-related lipoatrophy and we look forward to making Renevia available to these patients next year.  However, we consider this trial to be a “gateway” trial that could serve as the basis for expanding the label to Renevia to include medical aesthetic uses such as age-related and trauma-related facial fat loss, which represents a much larger multi-billion dollar market.  This broader indication is generally referred to as facial lipoatrophy.  There is very strong interest for Renevia in markets beyond the US and Europe, specifically Brazil and several Asian markets like South Korea represent significant opportunities.  We recently visited with several companies in South Korea that have shown strong interest in our Renevia program.  We hope to progress these discussions in the coming weeks and months.  We remain very encouraged by Renevia's progress to-date in terms of patient enrollment and clean safety profile.

We are in active discussions with the FDA regarding the study and the approval pathway in the US for the broader indication of facial lipoatrophy.  We believe there are many other potential applications for Renevia and this HyStem platform in combination with a diverse range of autologous and allogeneic cell therapies.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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OpRegen is our product candidate for dry AMD.  AMD is the leading cause of severe vision loss in people over the age of 60 around the world.  There are two types of AMD, wet and dry.  Wet AMD therapeutics are widely used and generate around $8 billion in annual revenue.  There are nine dry AMD patients for every one wet AMD patient, but there are no currently approved therapies available for dry AMD.  It is a much larger opportunity than wet AMD and truly an unmet need that affects many people.  OpRegen is in a Phase 1/2a dose escalation clinical trial for the dry form of AMD.  The last patient in the first cohort was successfully treated earlier this year.  All patients have not completed the minimum follow-up time required since treatment and we are preparing the report for the upcoming Data Safety Monitoring Board or DSMB meeting this quarter.  We expect that the independent DSMB will recommend that we commence the second cohort.  Our goal is for this to happen very soon after the approval.  The second patient cohort will receive a higher, more clinically-significant dose of OpRegen.  We expect to complete the second cohort and if the data are positive, begin the third cohort by the end of this year.

There continues to be significant interest in dry AMD among pharma and biotech companies.  For example, Ocata, which had a Phase 2 asset in dry AMD was acquired by Astellas, a large Japanese pharma company for approximately $400 million earlier this year.  With both programs, we are assessing several development strategies, including potential corporate partnerships.  The partnering environment with major international pharma is particularly active right now because these companies are extremely focused on building their product pipelines.  Russell and I have just returned from meeting with several pharma companies that are actively exploring partnerships with companies like ours.  They are looking for products thought to have high commercial potential, a relatively rapid time to market and excellent clinical results.

We believe Renevia and OpRegen potentially have very high commercial value, while Renevia certainly meets the criteria for close to market with excellent clinical results.  With partnerships, we look to create win-win relationships that maintain long-term value while creating non or minimally dilutive funding to get our products to market.  We have a rich pipeline beyond the current two primary products, which we expect to generate value over time and as resources allow.

Let's briefly turn to Asterias and the other two therapeutic candidate programs in the clinic.  Asterias has presented promising clinical data from the Phase 2 study of their cancer immunotherapy AST-VAC1 in AML and from the Phase 1/2 clinical trial of AST-OPC1 in spinal cord injury.  Asterias had a successful end of Phase 2 meeting for VAC1 earlier this year where the FDA indicated general agreement with Asterias's proposed development plan for registration of VAC1 through a single Phase 3 trial to support an accelerated development pathway and BLA filing for VAC1.  The company currently is evaluating plans for progressing the VAC1 program towards a pivotal Phase 3 trial, which would begin in 2017.

Asterias's other product in the clinic, OPC1 for the treatment of spinal cord injury, has some big news reported just yesterday.  The company announced plans to expand the OPC1 Phase 1/2a trial in spinal cord injury patients.  The expansion means that more patients will now be treated in the trial.  The Management of Asterias believes this trial expansion should increase the statistical confidence of the safety and efficacy data, expand the range of spinal cord injury patients being evaluated, and better position the product for a potential accelerated regulatory pathway.  Like OpRegen, which receives some non-diluted funding from the office of the Chief Scientist of Israel, the OPC1 trial is being funded in part by a $14.3 million grant from the California Institute of Regenerative Medicine.

Asterias also recently added a very prestigious member to its Board of Directors with the appointment of Dr. Howard Scher.  Dr. Scher was involved with the developments of two of the most important prostate cancer therapeutics to be commercialized in recent years, ZYTIGA and XTANDI, both products have been major successes in the marketplace.  The Asterias team looks forward to Dr. Scher's insights and contribution.  Asterias's Management provided an update on all of their clinical programs during a conference call yesterday, which is archived on their website.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Turning briefly to our cancer diagnostic subsidiary OncoCyte, they announced exciting news that its bladder cancer abstract has been selected for presentation and a poster session including a live panel discussion at the prestigious ASCO meeting in early June.  The data being presented is a continuation of the data first presented at the American Association for Cancer Research Annual Meeting in 2015, which demonstrated a high level of sensitivity and specificity in the detection of urothelial carcinoma, which is the most common type of bladder cancer.  OncoCyte plans to host its conference call tomorrow at 5 p.m.  Eastern Time to provide a more detailed update on its recent progress, including the ASCO bladder abstract that is being released tomorrow at 5 p.m.

I'd like to spend a few moments on our non-core assets.  We are pleased with the significant progress within these operations as they mature towards standalone businesses.  In particular, we are excited to see LifeMap Solutions, our digital health subsidiary gaining more traction with customers and world-class institutions.  LifeMap was the first commercial developer working with Apple on its game-changing ResearchKit technology platform that enables medical researchers to gather medical and health data using a patient's iPhone.  LifeMap recently launched its new mobile health app design and development service to help research institutions and help companies worldwide develop custom smartphone apps and research studies.  Through the new service, LifeMap offers clients its deep expertise in medical science, consumer behavior, app analytics and design.

LifeMap's innovative data-driven Mobile Health or mHealth apps are designed to recruit clinical study participants, obtain patient concept through the iPhone and passively collect participant health information.  LifeMap has developed innovative digital health apps in collaboration with some leading research institutions like Mount Sinai, Stanford University School of Medicine, National Jewish Health, as well as with strategic partners like 23andMe.  LifeMap and Mount Sinai recently expanded the availability of its co-developed Asthma Health app to the United Kingdom and Ireland in addition to the US.  We are very pleased by the significant progress at LifeMap with several of its achievements being mentioned in the press, sparking increasing interest from potential partners and clients.

So with that, I will now turn the call over to Russell Skibsted, our CFO, who will discuss our financial results.  Russell?

Russell Skibsted:

Thanks, Adi.  Good afternoon, everyone.  Our consolidated cash and cash equivalents totaled $27.1 million as of March 31, 2016, compared to $42.2 million as of December 31, 2015.  The $27.1 million of cash on hand at the end of March included $16.4 million held by BioTime and its non-public subsidiaries.

As of March 31, 2016, the value of the common stock we owned in OncoCyte and Asterias was approximately $170 million.  Last week, Asterias announced a successful equity raise.  The finance netted them a little over $16 million.  This additional capital allows them to continue the development of their primary clinical programs, including the expanded OPC1 Phase 1/2a clinical trial.  The financing takes our ownership percentage in Asterias to below 50%, which means that BioTime may no longer to be required to consolidate Asterias’ financials after May 13.  This is important in our objective of simplification, because our financials, going forward, will be much easier to read and understand and in our opinion, a step closer to being more representative of BioTime's operations.

We believe with our available capital, along with our grants and other non-dilutive funding, that we have the ability to execute our operating plans through 2016.

Now, I'll turn the call back over to Adi.  Adi?

Adi Mohanty:

Thanks, Russell.  So to summarize, we are making steady clinical progress with our dry AMD and medical aesthetic therapeutic programs.  We see increasing interest from partners across all of our technologies, programs, and non-core assets.  At the same time, we are committed to simplifying our structure, while unlocking the value of our more mature revenue generating subsidiaries for BioTime Shareholders.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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With that, Operator, we are ready for questions.

Operator:

Thank you.  At this time, we will be conducting question-and-answer session.  If you would like to ask a question, please press star one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue and you may press star two if you would like to remove your question from the queue.  As a reminder for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please while we poll for questions.

Our first question comes from the line of Keay Nakae from Chardan Capital.  Please proceed with your question.

Keay Nakae:

Hi, thanks.  Yes, it's Keay.  First question is for Russell, with respect to the ability to eliminate the consolidation of your subs beyond the ownership falling below 50%, are there other considerations that have to be met before you are able to move in that direction?

Russell Skibsted:

Good question.  There are, in fact, the primary issue that we look at is effective control.  So that can be either control of the Board of Directors or can be some sort of voting arrangement.  What I would say with Asterias is we do not need any of those.  So, I would not—I would expect that we should be deconsolidating going forward.

Keay Nakae:

Okay, very good.  So that looks pretty straightforward then at least with respect to Asterias.

Russell Skibsted:

Yes, correct, thanks.

Keay Nakae:

Okay and then just a second question for Adi, as it relates to the OpRegen dry AMD study; so what, if anything, will you be able to say about the first patient cohort once you get the approval to move into the second patient cohort?  Obviously they are evaluating safety, but will you be able to say anything about efficacy for that group around the time that you transition to the enrollment of the second cohort?

Adi Mohanty:

Hi, Keay.  Yes, thanks for the question.  So, the first cohort is a safety dose.  Although the patients that we are treating, they are not healthy volunteers; they are actually dry AMD patients.  There might be something that we see, but the intention here is to just assess safety.  What we'd like to see as we are preparing the report right now; we are getting ready for the DSMB meeting.  What the DSMB allows us to say will be important, but maybe worth reminding people that when you look at cell therapies or these types of programs, it is so much different from a more typical biologic or small molecule program where the early safety signal doesn't give you that much more risk reduction compared to a cell therapy program.  When we are replacing cells that are missing, what is more important to learn very early on is whether or not the cells are still there, whether or not the body reacted and if you had some immune or adverse reactions.  There are some pretty significant things that we expect to learn with this initial cohort.  How much we will be allowed to say will depend on how our interaction with the DSMB goes, but anything that allows us to say that we had a successful cohort one and move on to cohort two, we think is a pretty substantial derisking of the program unlike other typical clinical trials.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Keay Nakae:

Okay, great.  Thanks for that and then just maybe looking a little further ahead, as you get into the second cohort, which is going to be getting a different dose.  Again, kind of similar question, as you transition to approval to launch into the third cohort, what might you be able to say at that time, let's say from around the end of the year about stage—second cohort efficacy?

Adi Mohanty:

Yes, that's a good question.  So the second cohort, as you know, that goes up to a 200,000 cell dose and just as a reference, Ocata used 150,000 cells as their clinical dose.  So we expect for a 200,000 cell cohort to have some clinical signal.  We will be measuring more efficacy and clinical signals.  How much we'll be able to say will again depend—this is still a clinical trial.  I know it's open label, but to maintain the integrity of the trial will be more important for us, but we should be seeing some signal and we should be able to say something, we hope, by the end of that second cohort before going into cohort three.

Keay Nakae:

Okay, very good.  Thank you.

Operator:

Our next question comes from the line of Rohit Vanjani of Oppenheimer.  Please proceed with your question.

Rohit Vanjani:

Hi, thanks for taking the questions.  Russell, I think last quarter you were at 57% ownership of Asterias and 58% for OncoCyte.  What is it for OncoCyte now and then with Asterias's common stock and warrants offering, you said, you're below that 50%, but what is it—what percentage is it exactly and what would it have been without that offering?

Russell Skibsted:

Well, without the offering, it would have been approximately 57%, which is what it was before.  With the offering, as it was announced, we are down to 49.5% and—of Asterias and then OncoCyte remains approximately 58%.

Rohit Vanjani:

Okay and then, Adi, for the Renevia trial, I think you said you needed 56 completers.  Do you know where you are with enrollment right now?  I think last quarter you said you were two-thirds enrolled?

Adi Mohanty:

Yes, we don't quite talk about numbers.  We have treated more than 40 patients already and so we don't get at the specifics of numbers, but it is tracking towards where we thought, which is full enrollment in a few months.  So the second half of this year, we expect to be fully enrolled and still be able to have that top line weed out at the beginning of next year.  I think from the last time we had the call to now, we've added more patients.  So it's progressing well.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Rohit Vanjani:

Okay and then you said you're in discussions with the FDA on facial lipoatrophy, any idea what would be involved there if you had to do a US trial, would it be two well-controlled studies for approval?

Adi Mohanty:

Yes, so, in this area, Rohit, I actually think we've got some really good news.  We have yet to find the details, but let me tell you we've been interacting with the FDA over the last few months, as I mentioned, and they have told us now officially to follow the device approval pathway.  So, in our interactions with them, while we were preparing the documents and going to a type C meeting and they have come back and said, no, we think it is a device approval pathway.  There are still certain hurdles that we have to pass through with people from CBER involved in the assessment, but this is a significant, I think, positive for us where a device approval pathway means a single pivotal study and it also means we can leverage a significant amount of the data that we are generating in Europe.  So instead, what you were just referring to, which is a typical biologics pathway of some previous study and then two confirmatory Phase 3 studies, it looks like a possible single pivotal study.  Now, this is still early in the conversation.  As soon as we finished our meetings and have really confirmed this pathway and the future of how we are going to progress in the US, we will be sure to share that as appropriate, but indeed over the last couple of weeks we've had what I think pretty encouraging news on this front.

Rohit Vanjani:

That's great and then last one for me.  I think there was a stem cell article that came out earlier this month as it relates to BioTime as competitor, can you discuss the relevance of that article and then the likelihood that investigators can induce the right 3D genome conformation in iPS cells and actually what factors are involved there?

Adi Mohanty:

Rohit, maybe Mike will answer this question.

Rohit Vanjani:

Okay.

Michael D. West, Ph.D.:

All right.  So you're probably referring to induced pluripotent stem cells.  Maybe for all the listeners, let me just very quickly recap what we’re talking about.  So, BioTime is really relatively unique here in our profound focus on these cells (pluripotent stem cells) which are able to make all the cells of the human body.  There is a different version of these cells, and they are called “induced pluripotent stem cells” or sometimes called “iPS cells”.  So, in that technology, which we have reported on some years ago, it's possible to actually take an aged cell like a skin cell (it's sort of like a time machine), take it back to beginning of life, and reset the cell clock of aging, telomere length, and we showed in that publication, I think it was back in 2010 that it can work, but maybe in 1 out of 10 attempts.  Since that time, others who've studied these cells examined them in greater detail.  A Japanese scientist won a Nobel prize, for some related work. It's become a big thing in the research industry, but these are sort of synthetic versions of the real, normal cells, the pluripotent stem cells that BioTime works with.  So, they attract a lot of study and last week, there was a study in Cell Stem Cell, a prestigious scientific journal, which looked very carefully at the DNA of these cells and showed abnormalities.  This mirrors some of the other papers that have been published in the last few years.

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So, BioTime's position is that “pluripotency” is the future of regenerative medicine, but we rely on the gold standard, normal pluripotent stem cells.  We do research on iPS cells, but we are not using them clinically in part because of results like that which just came out. And showing a lack of abnormalities and safety of products made from these cells is first and foremost of importance to the FDA and therefore to biotech companies.  So this highlights the strategy of BioTime in its focus on normal pluripotent stem cells.  Does that help answer the question or I could get into more of science if you want?

Rohit Vanjani:

No, that's perfect.  I'll probably take it up offline with you, but thanks for helping with that.

Adi Mohanty:

Before you hang up Rohit—never mind, we will take it offline because I was going to mention, we just made this trip all across Asia where Japan and South Korea and other places where the iPS cells actually were being used quite a lot to a person everyone said, they've stopped using that and they don't think that's a great idea and that they actually were interested in the cells we have and it made sense to them to follow those.  So I just…

Michael D. West, Ph.D.:

It's important technology, it's being widely used for research, for drug discovery and for other things.  BioTime has taken the position that normality and safety is front and foremost, and so we are focused on normal pluripotent stem cells.

Rohit Vanjani:

Great.  Thanks for taking the questions.

Operator:

Our final question comes from line of Bruce Jackson from Lake Street Capital Markets.  Please proceed with your question.

Bruce Jackson:

Hi, congratulations on all the progress.

Adi Mohanty:

Thanks, Bruce.

Bruce Jackson:

So my first question is about the Renevia regulatory pathway in United States.  So you are already talking to the FDA, how would things play out here after the CE Mark?  Is this something that where you can parallel path the US study or would you wait to fully complete the european study before starting the US study?

Adi Mohanty:

Well, we don't have to wait for the EU study to be completed or the registration.  We do need a substantial portion of the data.  As you know, the FDA cares a lot about safety and we have got a pretty large safety database already from the EU trial and it continues to grow.  So there is a point at which we can get enough data from the trial without having to wait for completion of that trial and so we think—I think we previously said by the end of this year, we hope to have a protocol and a pathway and if we get approval, we will be ready to start this trial without having to wait for the EU trial to complete or the registration to complete in Europe.

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Bruce Jackson:

Okay and then my other question is about OpRegen and with the varying dose levels in the trial, can you just tell us a little bit about how you arrived at those dosing levels and why you think that the higher levels are going to be efficacious?

Adi Mohanty:

Well, that's a good question.  I think this is a little bit of science and little bit of art.  There is a significant amount of animal studies that we have done.  So I think for those who haven't seen it, it is a worthwhile look, several hundred animals worth of preclinical data.  It was presented at ARVO last year.  It's the basis of a lot of the program that we are actually running, and that, combined with the experience of people like Ocata in our own experience indicates to us that we think that the dose is somewhere between 200,000 and 500,000 cells and that Ocata was under-dosing a little bit and our animal studies suggest—so it's an extrapolation.  That's why I said a little bit of a science and a little bit of an art to come up with this dose and again, as you can imagine, there are differences in the size of the atrophy that we're trying to address.  So somewhere in the 200,000 to 500,000 range and so, we are trying both of them in our third and fourth cohort.  So, we will get data from both those dose arms.

Bruce Jackson:

Okay, great.  Thank you very much.

Adi Mohanty:

Thanks, Bruce.

Operator:

Okay.  We have reached the end of our question-and-answer session.  I will turn the conference back over to Management for any closing remarks.

Adi Mohanty:

Thank you very much, everyone, for joining us.  We appreciate you taking the time and we look forward to coming back and reporting on further progress.  Thanks.

Operator:

Ladies and gentlemen, this does conclude today's teleconference.  We thank you for your time and participation today.  You may disconnect your lines at this time and have a wonderful rest of your day.

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ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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